EEXHIBIXHIB EXHIBIT 99.2 I 99.1 Senior Secured 1st Lien RBL Overview and Partial 2nd Lien Term Loan Conversion October 10, 2018 NYSE American | LLEX Joe Daches, President and CFO

Summary Transaction Overview and Financing Benefits Reserve Based Credit Revolving Facility (“RBL”) • Lilis Energy, Inc. is pleased to announce the closing of a new five-year, $500 million senior secured revolving credit facility, with an initial borrowing base of $95 million — Proceeds from the new credit facility will be used to repay the $50 million first lien term loan (“1L TL”) with Riverstone due 2021 — The RBL will be funded $60 million at close and provide $35 million of additional liquidity 1/3rd Conversion of the Existing 2nd Lien Term Loan • Concurrent with closing the RBL, Värde has agreed to exchange $68.3 million in claim amount of its second lien term loan (“2L TL”) due 2021 into a new senior class of preferred stock and common stock • Conversion Mechanics: — New Series D Preferred: $39.3 million (57.5% of claim value) • Terms substantially similar to the existing Series C with a lower stated dividend rate and redemption premium • No OID or mandatory redemption, except upon a change of control • $5.50 per share conversion price — Common Stock: $29.0 million (42.5% of claim value | 5.8 million shares issued @ $5.0 per share) • Common stock conversion price reflects a premium to recent trading levels Tack-On to the Existing Series C Preferred • Lilis will issue an additional $25.0 million tack-on to the existing Series C preferred equity (same terms as original) to further enhance liquidity and position the Company to take advantage of identified accretive acquisition opportunities Financing Benefits • Enhanced Liquidity: $60 million of additional liquidity effective immediately between the RBL and Series C tack-on • Deleveraging: 2nd lien principal balance and accrued PIK reduced by ~$56 million through the equity conversion • Reduced Cost Of Capital: Interest expense reduced 400bps from L+675bps to L+275bps — Lower pricing grid equates to cash interest savings of ~$3.8 million annually assuming a fully funded revolver — Additionally, ~$2.4 million in annual interest expense savings associated with the portion of 2nd lien converted to common equity • Ability to Expand RBL: RBL capacity is based on company reserves; the facility is expandable and reviewed semiannually in the spring and fall • Conversion Progression: Demonstrated ability to work with existing capital providers toward achieving a more simplified balance sheet 2

RBL Syndication Highlights • Revolving Credit Facility: Maximum facility borrowing amount of $500 million with an initial borrowing base of $95 million which can be expanded in the future • Bank Group Consisting of: — BMO Harris Bank, N.A. — SunTrust Bank — Capital One, N.A. — Credit Suisse, AG. • Scheduled Redeterminations: The Borrowing Base will be redetermined each November and May with the first redetermination scheduled for November 2018 • Financial Maintenance Covenants: Commencing with the quarter ending 12/31/18, — Minimum Current Ratio of: 1.0 to 1.0 — Maximum Total Debt to EBITDAX of: 4.0 to 1.0 • RBL Pricing Grid: Borrowing Base Unused Base Rate Libor Rate Usage Commitment Fee Spread Spread ≥ 90% 50.0 bps 225.0 bps 325.0 bps ≥ 75% < 90% 50.0 bps 200.0 bps 300.0 bps ≥ 50% < 75% 50.0 bps 175.0 bps 275.0 bps ≥ 25% < 50% 50.0 bps 150.0 bps 250.0 bps < 25% 50.0 bps 125.0 bps 225.0 bps 3

# Sources/Uses and Pro Forma Capitalization – Unaudited

*($ in MMs)*

| Sources | | Uses | |
|---|---|---|---|
| New RBL Borrowings | $60 | Repay 1L TL | $50 |
| Ser. C Pref. Tack On | $25 | Prepayment + MW | $7 |
| | | Transaction Fees & Exp. | $3 |
| | | Cash to Balance Sheet [1] | $25 |
| **Total Sources** | **$85** | **Total Uses** | **$85** |

| Capitalization | 6/30/2018 | Δ | PF 6/30/18 |
|---|---|---|---|
| **Debt** | | | |
| Existing 1L Term Loan | $50 | ($50) | - |
| New $95mm RBL Facility | - | $60 | $60 |
| 2L Term Loan (Principal + PIK) | $162 | ($56) | $106 |
| **Total Debt** | **$212** | **($46)** | **$166** |
| **Equity** | | | |
| Existing Ser. C Pref. + Tack-On | $100 | $25 | $125 |
| New Ser. D Pref. [2] | - | $39 | $39 |
| New Common Stock [3] | - | $30 | $30 |
| Stockholders' Deficit | ($23) | - | ($23) |
| **Total Equity** | **$77** | **$94** | **$171** |
| **Total Capitalization** | **$289** | **$48** | **$337** |

- **$50mm Riverstone 1L TL is repaid using proceeds from the new RBL**
  - Interest expense reduced 400bps from L+675bps to L+275bps (based on the new 225-325bps RBL pricing grid)
  - Liquidity increased by $35mm
- **$25mm Tack-On to Series C further enhances liquidity and positions the Company to take advantage of identified accretive acquisition opportunities**

- **2L TL Principal + PIK balance reduced ~$56mm**

1) Prior to completion of contemplated acquisition expected in 4Q'18
2) New Series D Preferred: $39.3 million (57.5% of claim value)
3) Common Stock: $29.0 million (42.5% of claim value) at a conversion price of $5.0 per share plus a conversion premium of 150,000 shares

LILIS

4

NYSE American | LLEX Joe Daches, President and CFO